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NEWS   RELEASE

NR08-10

November 4, 2008

Dorato Amends Option Agreement

Vancouver, British Columbia - Dorato Resources Inc. (“Dorato” or the “Company”) (TSX-V: DRI, Frankfurt:DO5) announces that it has amended its original option agreement (the “Original Agreement’) to acquire 100% of the shares of Compania Minera Afrodita S.A.C. (“Minera Afrodita”), a private Peruvian company.  Minera Afrodita’s primary assets are certain mineral concessions located in the Cordillera del Condor region of Peru.

Under the terms of the Original Agreement, certain Peruvian nationals (the “Vendors”) granted Dorato the option to purchase the shares of Minera Afrodita in exchange for 3,000,000 common shares of Dorato and the payment of US $8,000,000.  To date, Dorato has issued 3,000,000 common shares and paid US$1,000,000 under the terms of the Original Agreement.

The parties have agreed to enter into an amended option agreement (the “Amended Agreement”).  To exercise the option under the terms of the Amended Agreement, Dorato has agreed to pay the Vendors US $2,000,000 (for total cash consideration of US $3,000,000) and issue an additional 5,600,000 Dorato common shares (the “Additional Shares”).

The Additional Shares will be subject to a statutory hold period expiring four months from the date of issuance.

About Dorato Resources Inc.

The Company is an exploration mining company focused on the highly prospective Cordillera del Condor Gold District in Peru. Recent exploration on the Ecuadorian side of the boarder has been highly successful and includes a number of gold and copper discoveries. Key features of the Dorato land package includes shared geology, structural setting, proximity, extensions of known trends and numerous placer gold occurrences. Dorato has acquired first mover status with its strategic land package and has successfully locked in a significant portion of this exciting emergent gold-copper district.

On behalf of the board of directors of

DORATO RESOURCES INC.

(signed) “Anton J. Drescher,” President

For further information please contact:

Quentin Mai, Manager - Corporate Communications & Investor Relations

Email: qmai@doratoresources.com

Phone: 604-638-3694/ Fax: (604) 408-7499

The TSX Venture Exchange has in no way passed upon the merits of the transaction and has neither approved or disproved the contents of this press release.

Cautionary Statement

This press release contains statements that are “forward looking”. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking statements. Statements in this press release regarding Dorato’s business or proposed business, which are not historical facts, are “forward-looking” statements that involve risks and uncertainties, such as estimates and statements that describe Dorato’s future plans, objectives or goals, including words to the effect that Dorato or management expects a stated condition or result to occur. Since forward looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.